EXHIBIT 5

January 3, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Versadial, Inc.
Registration Statement on Form SB-2
File No.333-141365

Gentlemen:

Reference is made to the filing by Versadial, Inc. (the "Company") of a Registration Statement on Form SB-2 as amended by Amendment number 3 thereto (the "Registration Statement") with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 1,449,426 shares of common stock of the Company, par value $.0001 per share (the "common stock").

As counsel for the Company, we have examined its corporate records, including its Articles of Incorporation, By-Laws, its corporate minutes, the form of its common stock certificate and such other documents as we have deemed necessary or relevant under the circumstances.

Based upon our examination, we are of the opinion that:

1.	The Company is duly organized and validly existing under the laws of the State of Nevada.

2.
The 1,449,426 shares of common stock covered by the Registration Statement to be sold by the Selling Shareholder, when issued, as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to be named in the Registration Statement and in the prospectus which constitutes a part thereof as counsel to the Company, and we hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,
BECKMAN, LIEBERMAN & BARANDES, LLP

By/s/ Beckman, Lieberman & Barandes, LLP